Exhibit 99.1

NOVEMBER 2025

FOR IMMEDIATE RELEASE

Goldman Sachs Real Estate Finance Trust Inc

Goldman Sachs Real Estate Finance Trust Inc Announces Total Loan Commitments of over $1 Billion.

NEW YORK, November 14, 2025 – Goldman Sachs Real Estate Finance Trust Inc (“GS REFT”), a non-traded mortgage REIT focused on originating and actively managing a portfolio of real estate credit in North America, announced recent closings bringing GS REFT’s total loan commitments to approximately $1.1 billion across 20 loan originations since inception in January 2025.

“GS REFT continues to deliver tailored financing solutions by leveraging Goldman Sachs’ market access and credit expertise. We’ve built a platform that provides sponsors with certainty of execution and flexible lending solutions for their capital needs. Since our launch in January, we’ve made significant progress in scaling our origination activity across a diverse collection of U.S. submarkets and sectors,” said Steve Pack, Chief Executive Officer and President of GS REFT.

The portfolio demonstrates GS REFT’s focus on originating senior loans secured by high-quality real estate in gateway and growth markets in North America (primarily in the U.S.).

About Goldman Sachs Real Estate Finance Trust Inc

Goldman Sachs Real Estate Finance Trust Inc (“GS REFT”) is a perpetual-life real estate investment trust formed to originate, acquire and manage a portfolio of commercial real estate loans secured by high-quality assets located in North America (primarily in the United States). GS REFT is externally managed by Goldman Sachs & Co. LLC, an affiliate of The Goldman Sachs Group, Inc., a leading global financial institution that delivers a broad range of financial services across investment banking, securities, investment management and consumer banking, and is one of the world’s largest private real estate credit origination platforms.

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